Exhibit 10.25

NEWCARDIO, INC.

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and entered into as of the 1st day of May, 2008 ("Effective Date"), by and between NewCardio, Inc. ("NewCardio" or "Company"), and JFS Investments ("Consultant").  Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.      SERVICES AND COMPENSATION

1.1           Statements of Work.  From time to time, Company and Consultant may agree on certain services to be performed under this Agreement, and in that case, shall prepare a statement of work in substantially the form set forth in Exhibit A ("Statement of Work").  Each Statement of Work, upon execution by both of the parties hereto, will be incorporated into this Agreement.

1.2           Services.  Consultant shall perform for Company the services ("Services") described in each Statement of Work.

1.3           Fees.  The Company shall pay Consultant the compensation set forth in the applicable Statement of Work for the performance of the Services.  Such fees may be on a time and materials basis, or on a milestone basis, or otherwise as agreed by the parties.

1.4           Reports.  Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.  Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress.  The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

2.      CONFIDENTIALITY

2.1           Definition.  "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

2.2           Non-Use and Non-Disclosure.  Consultant shall not, during or subsequent to the term of this Agreement, use Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company's Confidential Information to any third party.  It is understood that said Confidential Information will remain the sole property of Company.  Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in Company's favor on terms no less restrictive than those set forth herein.  Confidential Information does not include information which: (1) is known to Consultant at the time of disclosure to Consultant by Company, as evidenced by written records of Consultant; (2) has become publicly known and made generally available through no wrongful act of Consultant; or (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.  Without Company's prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Company.

2.3           Former Employer's or Client's Confidential Information.  Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.  Consultant shall indemnify and hold Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from Company's use of the work product of Consultant under this Agreement.

2.4           Third Party Confidential Information.  Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company's agreement with such third party.

2.5           Return of Materials.  Upon the termination of this Agreement, or upon Company's earlier request, Consultant shall deliver to Company all of Company's property or Confidential Information that Consultant may have in Consultant's possession or control.

3.      OWNERSHIP

3.1           Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, "Work Product"), are the sole property of Company.  Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

3.2           Further Assurances.  Consultant shall assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers will continue after the termination of this Agreement.

3.3           Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such  invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.

3.4           Attorney in Fact.  Where Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

3.5           Warranty.  Consultant hereby represents and warrants that: (1) all Work Product will be the original work of Consultant; (2) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (4) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (5) any software or data portions of the Work Product will operate correctly and consistently upon dates occurring on or after January 1, 2000; and (6) Company shall retain and own all right, title and interest in and to all Work Product and any information delivered and/or shared hereunder.

4.           CONFLICTING OBLIGATIONS

4.1           Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

4.2           Substantially Similar Designs.  In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without the Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5.      TERM AND TERMINATION

5.1           Term.  This Agreement will commence on the Effective Date and will continue until the earlier of:  (1) final completion of the Services, (2) the 12 month anniversary of the Effective Date, or (3) termination as provided below.

5.2           Termination.  Either party may terminate this Agreement or any Statement of Work without cause upon giving one month’s prior written notice thereof to the other party in accordance with Section 6.4 of this Agreement. If a party terminates this Agreement under the prior sentence, Company shall pay to Consultant the fees (i.e. including any vested shares and warrants) for any Services performed before the effective date of termination on a time and materials basis.  The terms of exercise/sale remain governed by the Statement of Work, Exercise Limitation in Compensation (7).

(a)            Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, and either party may terminate this Agreement immediately and without prior written notice if the other party is in breach of any material provision of this Agreement.

5.3           Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.
Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

b.	Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), 6 (Miscellaneous), and 7 (Arbitration and Equitable Relief) will survive termination of this Agreement.

6.      MISCELLANEOUS

6.1           Services and Information Prior to Effective Date.  All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Agreement, except where those Services are covered by a separate consulting agreement between Consultant and Company.

6.2           Nonassignment/Binding Agreement.  The parties acknowledge that the unique nature of Consultant's services is substantial consideration for the parties' entering into this Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company, which consent will not be unreasonably withheld.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

6.3           Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.  During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

6.4           Indemnity.  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant or any of Consultant’s assistants, employees or agents is not an independent contractor with respect to the Company, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

6.5           Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth in this Agreement.  Either party may change its address for notices by notice to the other party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

6.6           Waiver.  Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

6.7           Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

6.8           Integration.  This Agreement and all Statements of Work contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions.  This Agreement may not be amended, except by a writing signed by both parties.

6.9           Confidentiality of Agreement.  Consultant shall not disclose any terms of this Agreement to any third party if such disclosure is without the consent of Company, except as required by securities or other applicable laws.

6.10           Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

6.11           Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

6.12           Independent Contractor.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor.  Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.  Consultant shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided on the applicable Statement of Work.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

6.13           Benefits.  Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, and 401K participation.  If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

6.14           Attorney's Fees.  In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, in addition to any other relief to which that party may be entitled.

7.      ARBITRATION AND EQUITABLE RELIEF

7.1           Arbitration.  In consideration of Consultant’s consulting relationship with NewCardio, Inc. (the “Company”), its promise to arbitrate all disputes related to Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation, pay raises and other benefits paid to Consultant by Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Consultant’s consulting relationship with the Company or the termination of Consultant’s consulting relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1281.8 (the "Rules") and pursuant to California law.  Disputes which Consultant agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Consultant further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

7.2           Procedure.  Consultant agrees that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”).  Consultant agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Consultant agrees that the arbitrator shall issue a written decision on the merits.  Consultant also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law.  Consultant agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  Consultant further agrees that any arbitration under this agreement shall be conducted in Santa Clara County, California.

7.3           Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Consultant and the Company.  Accordingly, except as provided for by the Rules, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

7.4           Availability of Injunctive Relief.  In accordance with Rule 1281.8 of the California Code of Civil Procedure, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of any agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

7.5           Administrative Relief.  Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board.  This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

7.6         Voluntary Nature of Agreement.  Consultant acknowledges and agrees that he/she is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Consultant further acknowledges and agrees that he/she has carefully read this Agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving his/her right to a jury trial.  Finally, Consultant agrees that he/she has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

The parties have executed this Agreement below to indicate their acceptance of its terms.

JFS Investments	NewCardio, Inc.
By: /s/ Joseph Salvani	By: /s/ Richard Brounstein
Print Name: Joseph Salvani	Print Name: Richard Brounstein
Title: Chairman	Title: Chief Financial Officer
Date: May 21, 2008	Date: May 21, 2008

Address:	14 Zephyr Avenue Staten Island, NY 10312

Tax ID:	14-1869301

EXHIBIT A

FORM STATEMENT OF WORK

Services to be performed by Consultant:

Consultant will develop, implement and maintain an ongoing stock market support system for NewCardio with the general objective of expanding awareness in the investment community. Services include: 1) professional investment community awareness and 2) public market incite.

Compensation:

1.	Cash: $8,000/ month. The first payment would start upon signing the contract.

2.	50,000 restricted shares of NewCardio common stock, vesting 12,500 per month each month following the execution date of the Agreement.

3.
250,000 three year warrants to purchase NewCardio common struck at $2.00/share and 250,000 three year warrants to purchase NewCardio common stock at $4.00/share. The warrants would vest equally over 12 months each month following the date of grant which shall coincide with the execution date of the Agreement.

4.
The warrants are to be cashless exercise unless the underlying common stock is registered under any form of registration. In addition if the company changes control or goes thru a major structural realignment, all the shares and warrants shall vest immediately.

5.
JFS will deliver instructions to the Company to designate the Shares and Warrants to certain employees and affiliates and the Company shall deliver the Shares and Warrants pursuant to JFS’s instructions, upon execution of this Agreement.

6.
Expenses: discretionary expenses, without prior written approval, are authorized up to $500 per month, followed with a detailed expense report on a monthly basis. Anything above $500 per month requires prior approval (email is acceptable) by NewCardio. This will allow appropriate entertainment to spread the story.

7.	Exercise limitations:

a.
Vested options and warrants may be exercised and/or sold subject to certain trading volume limitations. The average trading volume of NewCardio’s common stock for the 20 trading days prior to the exercise/sales notice must exceed $250,000.00 or the shares/warrants remain subject to this lock-up.

b.
There are currently 72 holders of record as of the filing of NewCardio’s first quarter 2008 SEC Form 10-Q on May 15, 2008.  The lock-up on exercise and sale remains in place until the number of shareholders of record increases by 328, and that minimum remains in place at the time of exercise/sales notice by consultant.

JFS Investments	NewCardio, Inc.
By: /s/ Joseph Salvani	By: /s/ Richard Brounstein
Print Name: Joseph Salvani	Print Name: Richard Brounstein
Title: Chairman	Title: Chief Financial Officer
Date: May 21, 2008	Date: May 21, 2008